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                                                                 Exhibit 10.1(d)


                              TAX SHARING AGREEMENT

         This TAX SHARING AGREEMENT (this "Agreement") is entered into effective as of the Closing Date (as hereinafter defined), by and between Athena Neurosciences, Inc., a Delaware corporation ("Parent") and Athena Diagnostics, Inc., a Delaware corporation ("Diagnostics").

                                    RECITALS
                                    --------

         WHEREAS, Parent and Diagnostics have been members of an affiliated group of corporations of which Parent is the common parent within the meaning of
Section 1504(a) of the Code (the "Athena Group"), and the members of the Athena Group have filed United States federal income tax returns on a consolidated basis pursuant to Section 1501 of the Code;

         WHEREAS, Diagnostics and certain of its Affiliates have joined in the filing of certain combined, consolidated, unitary, or other similar United States state, local, or other income tax returns (the "Combined Income Tax Returns"), and each group filing such a return that includes Diagnostics and at least one of Parent or an Affiliate of Parent other than Diagnostics is hereinafter referred to as "Combined Group";

         WHEREAS, following the closing of an initial public offering of the common stock of Diagnostics, Diagnostics will not be a member of the Athena Group; and

         WHEREAS, Parent and Diagnostics wish to provide for the allocation of responsibilities, liabilities and benefits relating to or affecting Taxes (as hereinafter defined) paid or payable by members of the Athena Group for all taxable periods beginning on or before the Closing Date and to provide for certain other matters.

         NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01. General.
                       -------

         As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" shall mean, with respect to any specified person, any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified person. For purposes of this definition, "control," when used with respect to

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any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

         "Agreement" shall have the meaning set forth in the Preamble.

         "Closing Date" shall mean the date on which the closing of the initial public offering of the common stock of Diagnostics occurs.

         "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended, and shall include corresponding provisions of any subsequently enacted federal tax laws.

         "Combined Group" shall have the meaning set forth in the Recitals.

         "Combined Income Tax Return" shall have the meaning set forth in the Recitals.

         "Combined Income Taxes" shall have the meaning set forth in the Section 3.01(b) hereof.

         "Final Determination" shall mean the final resolution of liability for any Tax for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor form thereto), on the date of the final acceptance by or on behalf of a party thereto, or by a comparable form under the laws of another jurisdiction; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of taxing authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under
Section 7121 or 7122 of the Code, or comparable agreement under the laws of another jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

         "Forwarding Responsibilities" shall have the meaning set forth in
Section 4.03 hereof.

         "Governmental Entity" shall mean the United States, any State, the District of Columbia, or any local government entity, any court, agency, authority, board, bureau, commission, department, possession, regulatory or administrative body, office or instrumentality of any nature whatsoever of any governmental unit, whether federal, state, parish, county, district, municipality, city, political subdivision or otherwise, domestic or foreign.



                                       2

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         "Income Tax" shall mean a Tax imposed on gross or net income or any franchise Tax.

         "Income Tax Return" shall mean a Tax Return required to be filed in respect of any Income Tax.

         "Indemnified Amount" shall have the meaning set forth in Section 4.03(a) hereof.

         "Indemnitee" shall have the meaning set forth in Section 4.02 hereof.

         "Indemnitor" shall have the meaning set forth in Section 4.02 hereof.

         "Other U.S. Tax Return" shall have the meaning set forth in Section 2.02(c) hereof.

         "Post-Closing Taxable Period" shall mean any taxable period beginning after the Closing Date.

         "Pre-Closing Taxable Period" shall have the meaning set forth in
Section 2.02(a) hereof.

         "Proceeding" shall have the meaning set forth in Section 4.04(a) hereof.

          "Tax" shall mean any tax, impost, duty, levy or other governmental charge imposed by any Governmental Entity, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, license, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, unemployment insurance, social security, business license, business organization, stamp, environmental, premium tax, property tax, and commercial rent and occupancy tax, together with any related interest, penalties and additions to any such tax, or additional amounts imposed by any taxing authority.

         "Tax Benefit" shall mean the amounts by which Taxes of a person are reduced as a result of a deduction or other tax item.

         "Tax Deficiency" shall mean an assessment of Tax as a result of a Final Determination.

         "Tax Return" shall mean any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

         Section 1.02. Interpretation. The descriptive headings herein are
                       --------------
inserted for convenience or reference only and are not intended to be part of or to affect the meaning or


                                       3

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interpretation of this Agreement. For all purposes of this Agreement, except as otherwise expressly provided, (i) the enumeration of one or more items following the term "including" shall not be interpreted as excluding any items not so enumerated, (ii) defined terms shall include the plural as well as the singular,
(iii) all references to "Articles," "Sections" or other subdivisions are to designated Articles, Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and (v) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                                   ARTICLE II

                              FILING OF TAX RETURNS

         Section 2.01. Manner of Filing. Subject to the provisions of this
                       ----------------
Agreement, all decisions relating to the preparation of Tax Returns shall be made by the party responsible under this Agreement for such preparation. Each party to this Agreement will provide a copy of each Tax Return (or appropriate portions thereof) filed after the Closing Date to any other party to this Agreement to the extent such return relates to a Tax liability or related indemnification liability of the other party.

         Section 2.02. Pre-Closing Taxable Period Tax Returns.
                       --------------------------------------

         (a) U.S. Consolidated Federal Income Tax Returns. The U.S. consolidated
             --------------------------------------------
federal income Tax Returns for the Athena Group required to be filed for all taxable periods beginning on or before the Closing Date (each, a "Pre-Closing Taxable Period") shall be prepared and filed by Parent.

         (b) Combined U.S. State and Local Tax Returns. All Combined Income Tax
             -----------------------------------------
Returns with respect to a Combined Group required to be filed for a Pre-Closing Taxable Period shall be prepared and filed by Parent.

         (c) Other U.S. Tax Returns. Any other U.S. federal, state or local Tax
             ----------------------
Return (each, an "Other U.S. Tax Return") not referred to in paragraphs (a) or
(b) of this Section 2.02, including but not limited to Tax Returns in respect of sales and use Tax, commercial rent and occupancy Tax, state and local property Tax, federal excise Tax, state premium Tax, payroll Tax and withholding Tax, required to be filed for a Pre-Closing Taxable Period, that has not been filed prior to the Closing Date, shall be prepared and filed by the party responsible under the law of the taxing jurisdiction.


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                                   ARTICLE III

                               LIABILITY FOR TAXES

         Section 3.01. Pre-Closing Taxable Period Tax Liabilities.
                       ------------------------------------------

         (a) Pre-Closing Taxable Period Consolidated U.S. Federal Income Tax
             -------------------------------------------------------------------
Liabilities. Parent shall pay to the U.S. Internal Revenue Service all Taxes due
-----------
in respect of the consolidated U.S. federal income tax liability of the Athena Group for all Pre-Closing Taxable Periods. Notwithstanding the foregoing, Diagnostics will pay to Parent, and will indemnify and hold harmless Parent and its Affiliates from, any and all liability in respect of the federal Tax liability of Diagnostics for any Pre-Closing Taxable Period and shall deliver to Parent a bank check payable to Parent for the amount of the federal Tax liability of Diagnostics not less than five (5) business days prior to each due date for a payment by Parent of consolidated U.S. federal income Tax for any such period.

         (b) Pre-Closing Combined U.S. State and Local Income Tax Liabilities.
             ----------------------------------------------------------------
Parent shall pay to the appropriate taxing authority all Taxes due with respect to any Combined Income Tax Return ("Combined Income Taxes") for any Pre-Closing Taxable Period. Notwithstanding the foregoing, Diagnostics will pay to Parent, and will indemnify and hold Parent and its Affiliates harmless from, any Tax liability of Diagnostics in respect of any Pre-Closing Taxable Period, and within five (5) days prior to each due date for a payment by Parent of such Tax, shall deliver to Parent a bank check made out to Parent for such amount.

         (c) Other Taxes for Pre-Closing Taxable Periods. The liability for the
             -------------------------------------------
payment of all other Taxes that fall due in respect of all Pre-Closing Taxable Periods shall be allocated to the party liable for such Taxes under the law of the taxing jurisdiction.

         (d) Determination of Tax Liabilities of Diagnostics. Except as provided
             -----------------------------------------------
in Section 3.04, for purposes of subsections (a) and (b) of this Section 3.01, the amounts treated as due to Parent with respect to Tax liabilities of Diagnostics shall be the amounts of Taxes that would have been due from Diagnostics had Diagnostics been a separate stand-alone taxpayer for the relevant taxable period and not a member of the Athena Group or Combined Group.

         Section 3.02. Sharing of Material Information. Whenever any party
                       -------------------------------
hereto is required to make any of the calculations or determinations referred to in this Article III, such party shall provide the other party with (i) a copy of any material calculations or determinations as soon as is practicable after such calculations or determinations have been made, and prior to the applicable Tax Return being filed, sufficient to enable the other party to verify mathematical accuracy and (ii) if requested by the other party, access during reasonable business hours to copies of any Tax Return, report or other statement sufficient to enable the other party to verify reasonably consistent treatment with prior years.


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         Section 3.03. Redetermined Tax Liabilities.
                       ----------------------------

         (a) Pre-Closing Taxable Period Federal Consolidated Tax Returns. In the
             -----------------------------------------------------------
case of any Final Determination regarding a Pre-Closing Taxable Period consolidated federal income Tax Return of the Athena Group, any Tax Deficiency shall be paid to the U.S. Internal Revenue Service by Parent. Diagnostics shall pay to Parent as its allocable share of Tax respecting any Final Determination the excess of (x) Diagnostics' allocable share of Tax, determined under the principles of Section 3.01(d), recomputed to take into account the Final Determination, over (y) Diagnostics' allocable share of Tax as determined using the most recent prior computation (either the original computation or a re-computation generated in respect of a prior Final Determination). Whenever there is an adjustment or recomputation, whether or not there is a Tax Deficiency or Tax refund or whether or not a payment is required to or from the appropriate taxing authority, Diagnostics shall make payments to Parent or receive payments from Parent based upon the principles of Section 3.01(d).

         (b) State and Local Tax Returns and Other Tax Returns. In the case of
             -------------------------------------------------
any Final Determination or other adjustment or recomputation regarding a Combined Income Tax Return for a Pre-Closing Taxable Period, any Tax Deficiency shall be paid to the appropriate taxing authority by Parent, and Diagnostics shall remit to Parent its allocable share of any such Tax Deficiency according to the principles of Section 3.03(a) above. In the case of any Final Determination regarding an Other U.S. Tax for a Pre-Closing Taxable Period, any Tax Deficiency shall be paid to the appropriate taxing authority by the party that is liable for the payment of such tax pursuant to this Agreement.

         Section 3.04. Tax Benefit of Elan Options. Diagnostics agrees to pay to
                       ---------------------------
Parent the amounts of any Tax Benefits that Diagnostics receives with respect to any Pre-Closing Taxable Period or Post-Closing Taxable Period as a result of Elan Corporation, plc stock options held or exercised by employees of Diagnostics (the "Elan Option Tax Benefits") and any additional amounts that may be necessary such that after subtraction of all Taxes imposed on Parent with respect to payments received from Diagnostics pursuant to this Section 3.04 (including payments of additional amounts) Parent shall retain an amount equal to the Elan Option Tax Benefits.

                                   ARTICLE IV

           INDEMNITY, TAX NOTICES, AUDITS AND EXCHANGE OF INFORMATION

         Section 4.01. Indemnity for Breach. Parent shall be liable for and
                       --------------------
shall indemnify, defend and hold harmless Diagnostics from and against any payment required to be made as a result of the breach by Parent of any covenant or agreement under this Agreement. Diagnostics shall be liable for and shall indemnify, defend and hold harmless Parent and its


                                       6

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Affiliates from and against any payment required to be made as a result of the breach by Diagnostics of any covenant or agreement under this Agreement.

         Section 4.02. Notice of Indemnity Issue. Whenever Parent or Diagnostics
                       -------------------------
becomes aware of the existence of an issue that could give rise to a claim by it for indemnification under this Agreement (the party being entitled to such indemnity being referred to as an "Indemnitee"), such party shall in good faith promptly give notice of such issue to such other party (hereinafter the "Indemnitor") and forward to such other member the relevant extract or extracts of any deficiency notice or similar document regarding such issue. The failure of any Indemnitee to give such notice shall not relieve any Indemnitor of its obligations under this Agreement except to the extent such Indemnitor or its Affiliate is prejudiced by such failure to give notice.

         Section 4.03. Forwarding Responsibilities. If Parent or Diagnostics
                       ---------------------------
fails to comply in any respect whatsoever with any of its responsibilities under the Agreement relating to promptly forwarding any communications with any taxing authority ("Forwarding Responsibilities"), then:

         (a) The party failing to fulfill the Forwarding Responsibilities shall be liable for and shall indemnify and hold the other party harmless from and against any costs or expenses (including Taxes and lawyers' and accountants' fees) ("Indemnified Amount") incurred by or imposed upon the party to receive such communication as a result of such delay with respect to such communication.

         (b) Whenever an Indemnitee receives any written communication by any means from any Governmental Entity that relates to or could have an effect on Taxes for any Pre-Closing Taxable Period, the Indemnitee shall immediately thereupon forward a copy of such communication to the Indemnitor at the address provided in Section 5.03. The failure of any Indemnitee to give such notice shall not relieve any Indemnitor of its obligations under this Agreement except to the extent such Indemnitor or its Affiliate is prejudiced by such failure to give notice.

         (c) All communications forwarded pursuant to Section 4.03 hereunder shall be delivered by hand including overnight business courier or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in Section 5.03.

         Section 4.04. Audit Matters.
                       -------------

         (a) In the case of any audit, hearing, litigation or other proceeding (each, a "Proceeding") with respect to any U.S. consolidated federal income Tax Return of the Athena Group or any Combined Income Tax Return of a Combined Group, Parent shall control the defense or prosecution of the Proceeding including settlement.


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         (b) In the case of any other Tax, the company having liability for the
Tax under this Agreement shall have exclusive control over the Proceeding, including exclusive authority with respect to any settlement of such Tax liability.

         Section 4.05. Cooperation and Exchange of Information.
                       ---------------------------------------

         (a) Preparation of Returns. Diagnostics shall prepare and submit to
             ----------------------
Parent (i) in accordance with past practice, but in no event later than June 15, 2002, all information that Parent shall request to enable Parent to file the Athena Group consolidated federal income tax return for the 2001 taxable year, including a pro forma tax return for Diagnostics, and (ii) in accordance with past practice, but in no event later than sixty (60) days prior to the due date for such return all information as Parent shall reasonably request to enable Parent to file any Combined Group's state or local combined, consolidated or unitary Income Tax Returns.

         (b) Cooperation. Diagnostics agrees to provide the Athena Group with
             -----------
such cooperation, information and other assistance as Parent or any member of the Athena Group shall reasonably request in connection with the preparation or filing of any Tax Return or claim for refund not inconsistent with this Agreement or in conducting any Proceeding in respect of Taxes. Without limitation, Diagnostics agrees that it will respond to any information document request from any taxing authority forwarded by any member of the Athena Group in respect of the activities of Diagnostics as soon as practicable but not later than thirty (30) days after its receipt thereof.

         (c) Record Retention. Parent and Diagnostics agree to retain all Tax
             ----------------
Returns, related schedules and workpapers, and all material records and other documents required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto, existing on the date hereof or created through the Closing Date, until the expiration of the statute of limitations (including extensions) of the taxable years to which such Tax Returns and other documents relate and until the Final Determination of any payments which may be required in respect of such years under this Agreement. Parent and Diagnostics agree to advise each other promptly of any such Final Determination. Any information obtained under this Section 4.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding.

                                    ARTICLE V

                                  MISCELLANEOUS

         Section 5.01. Expenses. Except as otherwise expressly provided in this
                       --------
Agreement, each party shall bear any and all expenses that arise from its obligations under this Agreement.


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         Section 5.02. Amendment. This Agreement may not be amended except by an
                       ---------
agreement in writing, signed by the parties hereto.

         Section 5.03. Notices. All notices and other communications hereunder
                       -------
shall be in writing and shall be delivered by hand including overnight business courier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

         To Parent:

         Athena Neurosciences, Inc.
         800 Gateway Boulevard
         South San Francisco, CA  94080
         Attn:  Director, U.S. Taxation

         To Diagnostics:

         Athena Diagnostics, Inc.
         Four Biotech Park
         377 Plantation Street
         Worcester, MA  06105
         Attn: Chief Financial Officer

         Section 5.04. Term. This Agreement shall commence on the date of
                       ----
execution indicated below and shall continue in effect until otherwise agreed to in writing by Parent and Diagnostics, or their successors.

         Section 5.05. Legal Enforceability. Any provision of this Agreement
                       --------------------
which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

         Section 5.06. Governing Law. This Agreement shall be governed by the
                       -------------
laws of the State of New York, without regard to principles of conflicts of laws.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above first written.



                                      ATHENA NEUROSCIENCES, INC.


                                      By:
                                          -------------------------------------
                                          Name:
                                          Title:


                                      ATHENA DIAGNOSTICS, INC.


                                      By:
                                          -------------------------------------
                                          Name:
                                          Title: